Exhibit 7

Intapp, Inc Stock Sale Plan for

Great Hill Partners

This Stock Sale Plan (this “Plan”) is entered into this 15th day of March 2024 (“Adoption Date”) between Great Hill Equity Partners IV, LP and Great Hill Investors, LLC (the “Participants” or “GHP Funds”) and Piper Sandler & Co. (the “Broker”).

Recitals

The Participants desire to establish this Plan to sell shares of common stock (the “Stock”), of Intapp, Inc. (the “Issuer”).

The Participants desire to engage the Broker to effect sales of shares of the Stock in accordance with this Plan.

The Stock is principally traded on the Nasdaq Global Select Market (the “Exchange”).

Agreement

Therefore, the Participants and the Broker hereby agree as follows:

1.            The Broker shall use its best efforts, consistent with ordinary principles of best execution, to effect planned transactions in the Stock (each, a “Planned Transaction”) pursuant to the instructions set forth on Attachment A (the “Instructions”) commencing on the date set forth in the Instructions.

Subject to the Instructions, the Broker shall in its sole discretion choose the time(s) at which Planned Transaction(s) shall occur, whether to effect a Planned Transaction in bulk sales or smaller increments depending on market demand and the price at which any Planned Transaction is effected. All shares shall be traded on a not-held basis. The sale of the Stock pursuant to this Plan shall be executed by the Broker without prior consultation with or notice to the Participants. If any of the Instructions, either read separately or read in conjunction with the rest of this Plan, would result in conflicting, ambiguous or confusing directions, the Participants hereby authorizes the Broker to use its discretion to effect that portion of the Instructions as the Broker so determines. The Participants shall not attempt to exercise any influence over how, when or whether to effect Planned Transactions pursuant to this Plan. The Participants will not, directly or indirectly, communicate any material nonpublic information about the Stock or the Issuer to any employee of Broker other than an investment banking employee.

2.            This Plan shall become effective on the date hereof and shall terminate as described in Attachment A. Notwithstanding the provisions in Attachment A, the Participants may terminate this Plan at any time by providing written notice of termination prior to the requested date of termination.

3.            The Participants understand that if the Broker is not able to effect part or all of a Planned Transaction due to a market disruption or a legal, regulatory, or contractual restriction applicable to the Broker or due to the exercise of any time/price discretion granted to the Broker under this Plan, then such Planned Transaction shall be suspended during such event. The Broker shall effect such Planned Transaction, or part thereof, as promptly as practical after the cessation or termination of such market disruption, applicable restriction, or other event, provided that no such Planned Transaction shall be effected after the termination of this Plan.

4.            The Participants represent and warrant that the Participants:

(a)            are not aware of any material nonpublic information with respect to the Stock or the Issuer and during the term of the Plan will not, directly or indirectly, communicate any material nonpublic information relating to the Stock or the Issuer to any employee of the Broker [other than an investment banking employee];

(b)            adopted this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1;

(c)            adopted this Plan in compliance with the requirements of SEC Rule 10b5-1;

(d)            have selected a trading commencement date set forth on the Instructions that complies with the applicable cooling off period under SEC Rule 10b5-1(c)(1)(i)(B).

(e)            have no other outstanding contracts, instructions, or plans that would qualify for the affirmative defense under SEC Rule 10b5-1(c)(1) for purchases or sales of Issuer securities, including the Stock, on the open market except as permitted by SEC Rule 10b5-1(c)(1)(ii)(D) and, while this Plan is in effect, will not enter into any such contracts, instructions, or plans;

(f)            if this Plan is a single trade arrangement as defined in SEC Rule 10b5-1(c)(1)(ii)(E) (a “Single Trade Plan”), have not entered into a Single Trade Plan during the prior 12-month period except as permitted by SEC Rule 10b5-1(c)(1)(ii)(D)(3) for certain sell-to-cover transactions.

(g)            are not subject to any legal, regulatory, or contractual restrictions or undertakings that would prevent the Broker from conducting the Planned Transactions in accordance with this Plan;

(h)            own free and clear of any liens, claims or encumbrances the shares of Stock to be sold under this Plan subject, in the case of shares of Stock underlying stock options to be exercised pursuant to this Plan, only to the compliance by the Participants with the exercise provisions of such options;

(i)            are or are not an affiliate of the Issuer for purposes of SEC Rule 144 as indicated on the Instructions;

(j)            are currently able to purchase and sell shares of Stock in accordance with the Issuer’s insider-trading policies.

5.            The Participants shall immediately notify the Broker if the Participants become subject to a legal, regulatory, or contractual restriction or undertaking that would prevent the Broker from making Planned Transactions under this Plan, and, in such a case, the Participants and the Broker shall cooperate to amend or otherwise revise this Plan to take account of the restriction or undertaking (but neither party shall be obligated to take any action that would be inconsistent with SEC Rule 10b5-1(c)).

6.            It is the parties’ intent that this Plan comply with the requirements of SEC Rule 10b5-1(c)(1) and this Plan shall be interpreted to comply with the requirements thereof. Any provision of this Plan that cannot be construed in accordance with Rule 10b5-1(c) shall be void.

7.            The shares of Stock are to be sold under this Plan are registered for resale by Participants pursuant to a prospectus that forms a part of a registration statement on Form [S-1, S-3, F-3 etc.] (File Number) under the Securities Act having the registration statement number set forth in the Instructions. With respect to shares of Stock, the offer and sale of which are registered on a registration statement under the Securities Act, the Broker agrees to comply with any applicable prospectus delivery requirements related thereto and the Broker further acknowledges that the shares of Stock subject to the Planned Transaction are currently so registered.

For any Form 144 required to be filed electronically with EDGAR, the Participants has indicated on the Instructions whether the Participants (or a filing agent, other than the Broker, on behalf of the Participants) or the Broker (as filing agent for the Participants) will make such filing. For filings to be made by the Participants (or a filing agent, other than the Broker, on behalf of the Participants), the Broker will use its reasonable best efforts to notify promptly the designated individuals of the Issuer of the relevant trade details of any Planned Transaction on the date of execution of such Planned Transaction. For filings to be made by the Broker (as filing agent for the Participants), the Participants represent that the Participants have an account with EDGAR for filing Forms 144 for sales under this Plan and agree to maintain the account with EDGAR for the term of the Plan, or such earlier date when the Participants cease to be an “affiliate” of the Issuer, so that Forms 144 may be filed for any sale of Stock under this Plan. The Participants has provided to the Broker the Participants’s EDGAR access codes (i.e., EDGAR account number (CIK) and CIK Confirmation Code (CCC)) and the Issuer’s EDGAR account number (CIK).

8.            The Participants acknowledge that the Issuer may suspend the Planned Transactions at such times and for such periods as may be advisable to ensure compliance with, among other things, applicable securities laws and regulations, rules of the Exchange, or contractual or accounting requirements in connection with acquisitions or dispositions by the Issuer or the Issuer’s purchases or sales of its securities. Any such suspension shall be communicated to the Broker in writing by the Issuer’s General Counsel or other appropriate compliance officer and shall contain an acknowledgment that such suspension is being made in accordance with Rule 10b5-1(c).

9.            The Broker agrees not to use any information about the Planned Transactions in connection with purchases or sales of, or trading in, any securities of the Issuer, or derivative securities thereof, or provide other people with such information or recommend that other people buy or sell securities based upon such information.

10.            The Participants agree to make, or to assist the Issuer in making, all filings required under Sections 13(d) and 16 of the Securities Exchange Act of 1934 (e.g., Forms 4 and 5) with respect to the Planned Transactions. The Broker shall have no responsibility for any such filings. However, as a courtesy to the Participants, the Broker will use its reasonable best efforts to notify the designated individuals of the Issuer of the relevant trade details of any Planned Transaction no later than 24 hours from the date of execution of such Planned Transaction. The Broker will notify the individual(s) designated on the Instructions by email:

John Dwyer

E-mail address:      [REDACTED]

Phone number:      [REDACTED]

Rebecca Keddy

E-mail address:      [REDACTED]

Phone number:      [REDACTED]

Peter Garran

E-mail address:      [REDACTED]

Phone number:      [REDACTED]

11.            All share numbers and dollar amounts set forth in this Plan shall automatically be adjusted to reflect stock splits, stock dividends, and similar events occurring after the date hereof.

12.            The Participants may trade in securities of the Issuer in addition to the Planned Transaction, provided that the Participants comply with the insider-trading policies of the Issuer and applicable regulatory requirements and the Participants do not enter into or alter a corresponding or hedging transaction or position with respect to the Planned Transactions. The Participants agree to promptly notify the Broker of any transaction in the Stock by the Participants other than a Planned Transaction pursuant to this Plan.

13.            This Plan may be amended only by a writing executed by the Participants and the Broker that is acknowledged by the Issuer. Any such written amendment modifying or changing the amount, price, or timing of the sale of Stock under this Plan shall contain the Participants’ representation that the Participants know of no material nonpublic information regarding the Stock or the Issuer as of the date thereof and that the amendment is adopted in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b5-1.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

Great Hill Equity Partners IV, LP
By: Great Hill Partners GP IV, LP, its General Partner
By: GHP IV, LLC, its General Partner

/s/ Christopher S. Gaffney
By:	Christopher S. Gaffney
Its:	Manager

Great Hill Investors, LLC

/s/ Christopher S. Gaffney
By:	Christopher S. Gaffney
Its:	Manager

Piper Sandler & Co.

/s/ Mark Cieciura
By:	Mark Cieciura
Its:	Managing Director